SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is dated April 25, 2007 and is made by and between Stursberg & Veith (“Plaintiff”) and Tech Laboratories, Inc. (“Defendant”). Plaintiff and Defendant are collectively referred to herein as the “Settling Parties.”

WHEREAS, Plaintiff filed a lawsuit against Defendant before the United States District Court for the Southern District of New York entitled Stursberg & Veith v. Tech Laboratories, Inc., Case No. 04-CV-5161 (NRB) (the “Matter”);

WHEREAS, on December 5, 2005 a judgment was filed by the court with respect to the matter in favor of the Plaintiff, for the payment of $204,834.10, including interest;

WHEREAS, the Settling Parties have concluded that it is in their individual and mutual best interests to resolve this matter amicably and end all controversy between them.

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between Plaintiff and Defendant as follows:

1. Defendant shall pay Plaintiff the total sum of One Hundred Thousand Dollars and No Cents ($100,000.00) (the “Settlement Payment”) payable via wire transfer of immediately available funds to the account designated and set forth on Exhibit A, annexed hereto; provided, however, if the Settlement Payment is not made in full on or before 5:00 P.M. (EST) on April 30, 2007, this Agreement shall be null and void and the judgment shall remain in full force and effect.

2. Upon receipt and clearance of the Settlement Payment, Plaintiff releases and discharges Defendant, and its officers, directors, employees, agents, partners and shareholders, from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Defendant, that Plaintiff or its successors and assigns ever had or now have for, upon, or by reason of any matter related to the Matter, whether or not known or unknown, from the beginning of the world to the day of the date of this release.

3. Upon receipt and clearance of the Settlement Payment, Defendant releases and discharges the Plaintiff, and its officers, directors, employees, agents, partners and shareholders, from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Plaintiff, that Defendant or its successors and assigns ever had or now have for, upon, or by reason of any matter related to the Matter, whether or not known or unknown, from the beginning of the world to the day of the date of this release.

4. Plaintiff warrants and represents that no other person or entity has any interest in the matters released herein, and that he has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

5. Each party shall be responsible for their own attorneys’ fees and costs.

6. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

7. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Settling Parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges ands warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

8. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Settling Parties.

9. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

10. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

11. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

12. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the Settling Parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

STURSBERG & VEITH

By:	/s/ WALTER STURSBURG
Walter Stursburg, Partner

TECH LABORATORIES, INC.

By:	/s/ JOHN KING
John King, Chief Executive Officer